Exhibit 99.1

ATS Corporation Announces Financial Results for the First Quarter Ended March 31, 2008

MCLEAN, VA — (BUSINESSWIRE) — May 7, 2008, ATS Corporation (“ATSC” or the “Company”) (OTCBB:ATCT), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced operating results for the first quarter ended March 31, 2008.

First Quarter Results

ATSC reported revenue of $34.9 million for the first quarter of 2008.  Revenue for the first quarter increased by 48.6% over first quarter FY07 revenue of $23.5 million.  Acquisitions in 2007 strongly influenced first quarter revenue growth.  Additionally, the full three month quarter in 2008 of operations compared to two and one half months in 2007 contributed to the increase.    Revenue from commercial contracts increased $2.2 million to $8.3 million, or 36%.  Revenue from the civilian and defense divisions increased $9.2 million to $26.6 million, or 53%.

Operating income for the quarter was $1.1 million and the net income for the quarter was $275,000 or $0.01 per diluted share, compared to operating income of $116,000 and a net loss of $6.7 million for the first quarter of 2007.   EBITDA (1) was $3.2 million for the quarter, resulting in an EBITDA margin of 9.3%.  Net income included $930,000 in amortization of intangibles related to the acquisition of Advanced Technology Systems (“ATS”) by its parent ATSC.   Net income adjusted for the amortization of ATS-related intangibles was $1.2 million or $0.06 per diluted share.

Backlog as of March 31, 2008 was approximately $205.4 million, of which $87.3 million was funded.  Days sales outstanding were 87 at the end of the first quarter of fiscal year 2008.

As of March 31, 2008, ATSC’s balance sheet included $45.5 million on its revolving credit facility and approximately $6.5 million in promissory notes related to the acquisitions of Potomac Management Group, Inc. and Number Six Software, Inc.  Additionally, the balance sheet included $95.3 million in stockholders’ equity.

Subsequent to the close of the quarter, the Company launched a program for the early exercise of its 36,380,195 warrants.  The Company offered warrantholders modified terms allowing holders to receive one share of common stock for every 12.5 warrants surrendered, without paying a cash exercise price.  In addition, for each 10 warrants a holder tenders in the cashless exercise, the holder may also exercise one additional warrant by paying a reduced cash exercise price of $2.25 for one share of common stock.  The program was extended on May 2, 2008 to a May 16, 2008 expiration date.

First Quarter Highlights

First quarter new bookings totaled $9.3 million, including awards from the Defense Technology Security Administration, the U.S. Coast Guard, the Defense Logistics Agency and several commercial customers primarily in the insurance and financial services industries.

ATSC President and Chief Executive Officer Dr. Edward H. Bersoff stated, “We were pleased to have started the year with EBITDA margins exceeding our 9% target.  Furthermore, we were encouraged to see new contract wins in our defense and homeland security business, as well as our commercial business in the first quarter.”

Bersoff continued, “We also look forward to the completion of our warrant program later this month and believe the resulting reduction in the market overhang on our common stock will be beneficial to holders of all our securities.”

Management’s Revised Outlook

Based on current market trends and current ATSC backlog and bid activity, the Company is revising its guidance for 2008.  The Company is now forecasting its revenue for the year to be between $142 and $150 million and EBITDA (1) to be between $12.5 and $13.5 million.   The revised guidance is based on several delays in task orders and new awards that the Company had expected in the first quarter and a related decline in backlog.

Bersoff added, “ATSC is continuing to experience delays in contract awards and reductions in expected expansion of ongoing contract assignments.   Furthermore, our newly formed business development group has not had sufficient time to realize bookings and revenue from their recent increase in bid activity.   We have revised our guidance to reflect projected revenues and margins for the year that are in line with our current contract base and expected wins.”

Conference Call

ATSC will conduct a first quarter conference call on Wednesday, May 7, 2008 at 8:30 a.m EDT.  The dial-in number for the live teleconference is 866-219-5269, conference ID # 1236759. For international participants, please call into 011-800-4040-2020 and use the same conference ID #.  A recorded replay of the teleconference will also be available on the Company website (www.atsva.com) for one year from the conference call date.

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 750 employees at 14 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008, as amended on March 21, 2008 and April 4, 2008. In addition, the forward-looking statements included in this press release represent our views as of May 7, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to May 7, 2008.

Additional information about ATSC may be found at www.atsva.com.

Company Contact:

Joann O’Connell

Vice President, Investor Relations

ATS Corporation

(703) 506-0088

Media Contact:

Penny Parker

Corporate Communications Manager

ATS Corporation

(703) 506-0088

(1)           EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, and depreciation and amortization.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to EBITDA.

ATS Corporation

Consolidated Statements of Operations (unaudited)

	For the three months ended March 31, 2008	For the three months ended March 31, 2007

Revenue	$34,876,525	$23,477,720

Operating costs and expenses
Direct costs	22,268,641	16,464,217
Selling, general and administrative expenses	9,449,681	5,970,982
Depreciation and amortization	2,042,608	926,162
Total operating costs and expenses	33,760,930	23,361,361

Operating income	1,112,595	116,359

Other (expense) income
Interest (expense) income, net	(804,407)	143,451
Loss on warrant liabilities	—	(6,930,000)
Other income	70,877	735

Income (loss) before income taxes	379,065	(6,669,455)

Income tax expense	104,036	102,711

Net income (loss)	$275,029	$(6,772,166)

Weighted average number of shares outstanding
—basic	19,242,698	20,307,248
—diluted	19,837,926	20,307,248

Net income (loss) per share
—basic	$0.01	$(0.33)
—diluted	$0.01	$(0.33)

Reconciliation of GAAP Net Income to EBITDA (1)

Three Months Ended March 31, 2008
Net Income (Loss)	$275,029
Adjustments
Depreciation and amortization	2,042,608
Interest	804,407
Taxes	104,036
EBITDA	3,226,080

ATS Corporation

Consolidated Balance Sheets (unaudited)

	March 31, 2008 (unaudited)	December 31, 2007 (audited)
ASSETS
Current assets
Cash	$965,988	$1,901,977
Accounts receivable, net	37,444,641	31,191,784
Prepaid expenses	861,852	923,803
Income taxes receivable	722,004	3,493,319
Other current assets	35,652	16,663
Deferred income taxes, current	1,779,146	1,335,965

Total current assets	41,809,283	38,863,511
Property and equipment, net	1,257,576	1,501,409
Goodwill	107,608,943	107,600,686
Intangible assets, net	19,775,380	21,446,868
Restricted cash	1,292,205	1,278,489
Other assets	370,051	259,353

Total assets	$172,113,438	$170,950,316

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2,670,191	$2,820,191
Capital leases — current portion	87,889	96,558
Accounts payable and accrued expenses	8,599,831	8,634,665
Accrued salaries and related taxes	3,736,075	4,425,966
Accrued vacation	2,761,756	2,479,540
Income taxes payable	74,146	1,926,225
Deferred revenue	1,746,958	2,164,574
Deferred rent — current portion	62,477	80,984

Total current liabilities	19,739,323	22,628,703
Long-term debt — net of current portion	49,334,983	45,604,958
Capital leases — net of current portion	66,086	87,078
Deferred rent — net of current portion	82,950	94,069
Other long-term liabilities ($1,800,391 and $678,678 at fair value, respectively)	1,846,367	724,654
Deferred income taxes	5,722,671	6,475,540

Total liabilities	76,792,380	75,615,002

Commitments and contingencies	—	—

ATS Corporation

Consolidated Balance Sheets (unaudited) (continued)

Shareholders’ equity:
Preferred stock $.001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock $.001 par value, 100,000,000 shares authorized, 27,607,682 and 27,529,010 shares issued, respectively	2,761	2,753
Additional paid-in capital	129,794,646	129,384,746
Treasury stock, at cost, 8,342,755 shares	(30,272,007)	(30,272,007)
Accumulated deficit	(3,087,379)	(3,362,407)
Accumulated other comprehensive loss (net of $683,428 and $260,907 tax benefit, respectively)	(1,116,963)	(417,771)

Total shareholders’ equity	95,321,058	95,335,314

Total liabilities and shareholders’ equity	$172,113,438	$170,950,316

ATS Corporation

Consolidated Statement of Cash Flows (unaudited)

	For the three months ended March 31, 2008	For the three months ended March 31, 2007
Cash flows from operating activities
Net income (loss)	$275,029	$(6,772,166)
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Depreciation and amortization	2,042,608	892,569
Stock-based compensation	323,895	600,670
Deferred income taxes	(483,230)	(1,947,134)
Deferred rent	(29,626)	—
Gain on disposal of equipment	(1,058)	—
Loss on warrant liabilities	—	6,930,000
Bad debt	164,787	—
Miscellaneous income	(1,433)	—

Changes in assets and liabilities, net of effects of acquisitions and adjustments related to other comprehensive loss:
Accounts receivable	(6,417,644)	(1,519,877)
Prepaid expenses and other current assets	42,962	(3,586,206)
Restricted cash	(13,716)	(12,899)
Other assets	(110,698)	284,248
Accrued interest payable and receivable	17,283	—
Accounts payable and other accrued expenses	(41,997)	(251,351)
Accrued salaries and related taxes	(689,891)	(5,033,944)
Accrued vacation	282,216	285,065
Income taxes payable and receivable	628,937	1,432,229
Other current liabilities	(417,616)	(47,222)
Other long-term liabilities	—	(113,221)

Net cash used in operating activities	(4,429,192)	(8,859,239)

Cash flows from investing activities
Purchase of property and equipment	(130,748)	(10,308)
Proceeds from disposals of equipment	4,519	—
Acquisitions of businesses — net of cash acquired	(18,377)	(80,356,399)
Sale of U.S. government securities held in trust fund	—	121,024,475
Release of cash held in trust fund	—	1,332

Net cash (used in) provided by investing activities	(144,606)	40,659,100

ATS Corporation

Consolidated Statement of Cash Flows (unaudited) (continued)

Cash flows from financing activities
Net borrowings on lines-of-credit	4,375,858	—
Payments on notes payable	(795,833)	—
Payments on capital leases	(28,229)	(13,203)
Proceeds from stock issued regarding Employee Stock Purchase Plan	86,013	—
Payments to repurchase treasury stock	—	(30,272,007)

Net cash provided by (used in) financing activities	3,637,809	(30,285,210)

Net (decrease) increase in cash	(935,989)	1,514,651

Cash, beginning of period	1,901,977	213,395

Cash, end of period	$965,988	$1,728,046

Supplemental disclosures:
Cash paid or received during the period for:
Income taxes paid	$1,308,333	$569,866
Income tax refunds	$1,350,000	$—
Interest paid	$821,284	$5,427
Interest received	$34,160	$153,349
Non-cash financing activities and adjustment to other comprehensive loss:
Issuance of stock related to acquisition of businesses	$—	$1,200,000
Notes payable issued related to acquisition of businesses	$—	$86,857
Unrealized other comprehensive loss on interest rate swap — net of tax	$(699,192)	$—